Exhibit 99.2

Risk factors

The risks and uncertainties described below are those that we have identified as material, but are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect other companies, such as overall U.S. and non-U.S. economic and industry conditions, including global economic events, geopolitical events, changes in laws or accounting rules, fluctuations in interest rates and currency exchange rates, terrorism, other international conflicts, natural disasters or other disruptions or unexpected economic/business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial may also impact our business operations, financial results and liquidity. As a result of any of the following risks, our business, results of operations or financial condition could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS

Our business is highly dependent upon the level of capital expenditures by oil, gas and power companies on infrastructure.

Our revenue and cash flow are primarily dependent upon major engineering and construction projects. The availability of these types of projects is dependent upon the economic condition of the oil, gas and power industries, specifically, the level of capital expenditures of oil, gas and power companies on infrastructure. InfrastruX’s performance has historically been heavily dependent upon the level of capital expenditures on infrastructure by its customers as well. The credit crisis in 2009, which continues to some extent, and related distress in the global financial system, including capital markets, as well as the global recession, continue to have an adverse impact on the level of capital expenditures of oil, gas and power companies and/or their ability to finance these expenditures. Our failure to obtain major projects, the delay in awards of major projects, the cancellation of major projects or delays in completion of contracts are factors that could result in the under-utilization of our resources, which would have an adverse impact on our revenue and cash flow. There are numerous factors beyond our control that influence the level of capital expenditures of oil, gas and power companies, including:

➢	current and projected oil, gas and electric power prices, as well as refining margins;

➢	the demand for gasoline and electricity;

➢	the abilities of oil, gas and electric power companies to generate, access and deploy capital;

➢	exploration, production and transportation costs;

➢	the discovery rate of new oil and gas reserves;

➢	the sale and expiration dates of oil and gas leases and concessions;

➢	regulatory restraints on the rates that electric power companies may charge their customers;

➢	local and international political and economic conditions;

➢	the ability or willingness of host country government entities to fund their budgetary commitments; and

➢	technological advances.

Risk factors

Our settlements with the DOJ and the SEC, and the prosecution of former employees, may negatively impact our ongoing operations.

In May 2008, the United States Department of Justice (“DOJ”) filed an Information and Deferred Prosecution Agreement (“DPA”) in the United States District Court in Houston concluding its investigation into violations of the Foreign Corrupt Practices Act (“FCPA”) by Willbros Group, Inc. and its subsidiary, Willbros International, Inc. Also in May 2008, we reached a final settlement with the SEC to resolve its previously disclosed investigation of possible violations of the FCPA and possible violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. These investigations stemmed primarily from our former operations in Bolivia, Ecuador and Nigeria. The settlements together require us to pay, over approximately three years, a total of $32.3 million in penalties and disgorgement, plus post-judgment interest on $7.725 million of that amount.

As part of our agreement with the DOJ, we are subject to ongoing review and regulation of our business operations, including the review of our operations and compliance program by a government approved independent monitor. The independent monitor was appointed effective September 25, 2009. The activities of the independent monitor have had, and will continue to have, a material cost to us and will require significant changes in our processes and operations, the outcome of which we are unable to predict. In addition, the settlements, and the prosecution of former employees, may impact our operations or result in legal actions against us, including actions by foreign governments, in countries that are the subject of the settlements.

Our failure to comply with the terms of settlement agreements with the DOJ and SEC would have a material adverse effect on our business.

Under our settlement with the DOJ, we are subject to the DPA, which has an initial term of three years and may be extended under certain circumstances, and, with respect to the SEC settlement, we are permanently enjoined from committing any future violations of the federal securities laws. As provided for in the DPA, with the approval of the DOJ, we retained a government-approved independent monitor, at our expense, for a two and one-half year period, who is reporting to the DOJ on our compliance with the DPA. Since the appointment of the monitor, we have cooperated and provided the monitor with access to information, documents, records, facilities and employees. On March 1, 2010, the monitor filed with the DOJ the first of three required reports under the DPA. In the report, the monitor reported numerous findings and recommendations with respect to the need for the improvement of our administrative internal controls, policies and procedures for detecting and preventing violations of applicable anti-corruption laws.

Findings and recommendations have been made concerning the need for improvement of policies and processes and internal controls related to the vetting of new employees, agents and consultants, disclosure, tracking and internal communications of conflicts of interest, our FCPA training program, the FCPA certification process, procurement and project controls and other administrative control procedures, as well as to improve our ability to detect and prevent violations of applicable anti-corruption laws.

The report also sets out for the DOJ’s review the monitor’s findings relating to incidents that came to the monitor’s attention during the course of his review which he found to be significant, as well as recommendations to address these incidents. We and the monitor have met separately with the DOJ concerning certain of these incidents. The monitor, in his report, did not conclude whether any of these incidents or any other matters constituted a violation of the FCPA. We do not believe that any of these incidents or matters constituted a violation of the FCPA based on our own investigations of the incidents and matters raised in the report. Notwithstanding our assessment, the DOJ could perform further investigation at its discretion of any incident or matter raised by the report.

We are now in the process of improving our hiring procedures and conflict of interest policies and have openly discussed these matters with the DOJ in the course of our compliance with the terms of the DPA. On May 1, 2010, we responded to the monitor’s report and advised the DOJ that we intend to implement all of the monitor’s recommendations. We will require significantly increased resources and management oversight in order to effectively implement the recommendations. We will incur significant costs to effectively implement the recommendations.

The DOJ could determine during the term of the DPA that we have violated the FCPA or other laws based on the monitor’s findings or otherwise or not complied with the terms of the DPA, which requires our cooperation with the monitor and the DOJ, or that we have not been successful in implementing the monitor’s recommendations. Our failure to comply with the terms of the settlements with the DOJ and SEC could result in resumed prosecution and other regulatory sanctions. A criminal conviction of the charges that are subject to the DPA, or of other charges, could result in fines, civil and criminal penalties and equitable remedies, including profit disgorgement and injunctive relief, and would have a material adverse effect on our business. The settlements and the findings of the independent monitor could also result in third-party claims against us, which may include claims for special, indirect, derivative or consequential damages.

In addition, if we fail to make timely payment of the penalty amounts due to the DOJ and/or the disgorgement amounts specified in the SEC settlement, the DOJ and/or the SEC will have the right to accelerate payment, and demand that the entire balance be paid immediately. Our ability to comply with the terms of the settlements is dependent on the success of our ongoing compliance program, including:

➢	our supervision, training and retention of competent employees;

➢	the efforts of our employees to comply with applicable law and our Foreign Corrupt Practices Act Compliance Manual and Code of Business Conduct and Ethics;

➢	our continuing management of our agents and business partners; and

➢	our successful implementation of the recommendations of the independent monitor to further improve our compliance program and internal controls.

Risk factors

We may continue to experience losses associated with our prior Nigeria-based operations which could have a material adverse effect on us.

On February 7, 2007, our subsidiary, Willbros Global Holdings, Inc., then known as Willbros Group, Inc., a Panama corporation (“WGHI”), which holds a portion of our non-U.S. operations, sold its Nigeria assets and Nigeria-based operations in West Africa to Ascot Offshore Nigeria Limited (“Ascot”), a Nigerian oilfield services company, for total consideration of $155 million (later adjusted to $130 million). The sale was pursuant to a Share Purchase Agreement by and between WGHI and Ascot dated as of February 7, 2007 (the “Agreement”), providing for the purchase by Ascot of all of the share capital of WG Nigeria Holdings Limited (“WGNHL”), the holding company for Willbros West Africa, Inc. (“WWAI”), Willbros (Nigeria) Limited, Willbros (Offshore) Nigeria Limited and WG Nigeria Equipment Limited.

In connection with the sale of its Nigeria assets and operations, WGHI and WII, another of our subsidiaries, entered into an indemnity agreement with Ascot and Berkeley Group plc (“Berkeley”), the parent company of Ascot (the “Indemnity Agreement”), pursuant to which Ascot and Berkeley agreed to indemnify WGHI and WII for any obligations incurred by WGHI or WII in connection with the parent company guarantees (the “Guarantees”) that WGHI and WII previously issued and maintained on behalf of certain former subsidiaries now owned by Ascot under certain working contracts between the subsidiaries and their customers. Either WGHI, WII or both may be contractually obligated, in varying degrees, under the Guarantees with respect to the performance of work related to several ongoing projects. Among the Guarantees covered by the Indemnity Agreement are five contracts under which we estimate that, at February 7, 2007, there was aggregate remaining contract revenue, excluding any additional claim revenue, of $352 million and aggregate estimated cost to complete of $294 million. At the February 7, 2007, sale date, one of the contracts covered by the Guarantees was estimated to be in a loss position with an accrual for such loss of $33 million. The associated liability was included in the liabilities acquired by Ascot and Berkeley.

Approximately one year after the sale of the Nigeria assets and operations, WGHI received its first notification asserting various rights under one of the outstanding parent guarantees. On February 1, 2008, WWAI, the Ascot company performing the West African Gas Pipeline (“WAGP”) contract, received a letter from West African Gas Pipeline Company Limited (“WAPCo”), the owner of WAGP, wherein WAPCo gave written notice alleging that WWAI was in default under the WAGP contract, as amended, and giving WWAI a brief cure period to remedy the alleged default. We understand that WWAI responded by denying being in breach of its WAGP contract obligations, and apparently also advised WAPCo that WWAI “requires a further $55 million, without which it will not be able to complete the work which it had previously undertaken to perform.” We understand that, on February 27, 2008, WAPCo terminated the WAGP contract for the alleged continuing non-performance of WWAI.

Also, in February 2008, WGHI received a letter from WAPCo reminding WGHI of its parent guarantee on the WAGP contract and requesting that WGHI remedy WWAI’s default under that contract, as amended. WGHI responded to WAPCo, consistent with its earlier communications, that, for a variety of legal, contractual, and other reasons, it did not consider the prior WAGP contract parent guarantee to have continued application. In February 2009, WGHI received another letter from WAPCo formally demanding that WGHI pay all sums payable in consequence of the non-performance by WWAI with WAPCo and stating that quantification of that amount would be provided sometime in the future when

Risk factors

the work was completed. In spite of this letter, we continued to believe that the parent guarantee was not valid. WAPCo disputes WGHI’s position that it is no longer bound by the terms of WGHI’s prior parent guarantee of the WAGP contract and has reserved all its rights in that regard.

On February 15, 2010, WGHI received a letter from attorneys representing WAPCo seeking to recover from WGHI under its prior WAGP contract parent company guarantee for losses and damages allegedly incurred by WAPCo in connection with the alleged non-performance of WWAI under the WAGP contract. While a proceeding has not been filed in any court, the letter purports to be a formal notice of a claim for purposes of the Pre-Action Protocol for Construction and Engineering Disputes under the rules of the High Court in London, England (the “Protocol”). The letter claims damages in the amount of $265 million. At February 7, 2007, when WGHI sold its Nigeria assets and operations to Ascot, the total WAGP contract value was $165 million and the WAGP project was estimated to be approximately 85% complete. The remaining costs to complete the project at that time were estimated at slightly under $30 million. We are seeking to understand the magnitude of the WAPCo claim relative to the WAGP project’s financial status three years earlier.

We anticipate that this dispute with WAPCo may result in litigation between WAPCo and WGHI under English law in the London High Court to determine the enforceability, in whole or in part, of WGHI’s parent company guarantee, which we expect to be a lengthy process. WGHI has several possible defenses to this claim and intends to contest this matter vigorously, but we cannot provide any assurance as to the outcome. We have delivered our response to WAPCo’s notice in accordance with the Protocol.

We currently have no employees working in Nigeria and have no intention of returning to Nigeria. If ultimately it is determined by an English Court that WGHI is liable, in whole or in part, for damages that WAPCo may establish against WWAI for WWAI’s alleged non-performance of the WAGP contract, or if WAPCo is able to establish liability against WGHI directly under the parent company guarantee, and, in either case, WGHI is unable to enforce its rights under the indemnity agreement entered into with Ascot and Berkeley in connection with the WAGP contract, WGHI may experience substantial losses, which could have a material adverse effect on our financial condition and liquidity. However, at this time, we cannot predict the outcome of any proceeding which may ensue in this developing WAGP contract dispute, or be certain of the degree to which the indemnity agreement given in WGHI’s favor by Ascot and Berkeley will protect WGHI.

We have not established a reserve for potential losses in connection with the foregoing.

We have had material weaknesses in our internal control over financial reporting. Failure to maintain effective internal control over financial reporting could adversely affect our ability to report our financial condition and results of operations accurately and on a timely basis. As a result, our business, operating results and liquidity could be harmed.

As disclosed in our annual reports on Form 10-K for 2007, 2006, 2005 and 2004, management’s assessment of our internal control over financial reporting identified several material weaknesses. These material weaknesses led to the restatement of our previously issued consolidated financial statements for fiscal years 2002 and 2003 and the first three quarters of 2004. We believe that all of these material weaknesses have been successfully remediated. Our management has concluded that we maintained effective internal control over financial reporting as of December 31, 2009 and 2008.

InfrastruX has had a material weakness in its reporting systems as well. In connection with its fiscal 2008 audit, InfrastruX identified a material weakness related to its entity-level processes for monitoring and assessing financial reporting risks and ensuring that appropriate procedures and controls are implemented in response to changes. Specifically, this material weakness arose from the combined effect of deficiencies related to (i) insufficient resources with the appropriate level of experience and training

Risk factors

in the application of technical accounting guidance and (ii) inadequate monitoring, review and approval of the policies and procedures implemented to address new or non-recurring accounting transactions, including those designed to ensure relevant, sufficient and reliable data is accumulated to support assumptions and judgments. This material weakness resulted in errors in the reporting of goodwill and income taxes and required the restatement of InfrastruX’s 2006 and 2007 consolidated financial statements. InfrastruX believes this material weakness has been successfully remediated.

Our failure to maintain effective internal control over financial reporting could adversely affect our ability to report our financial results on a timely and accurate basis, which could result in a loss of investor confidence in our financial reports or have a material adverse effect on our ability to operate our business or access sources of liquidity. Furthermore, because of the inherent limitations of any system of internal control over financial reporting, including the possibility of human error, the circumvention or overriding of controls and fraud, even effective internal controls may not prevent or detect all misstatements.

Our international operations are subject to political and economic risks of developing countries.

We have operations in the Middle East (Oman and Libya) and anticipate that a portion of our contract revenue will be derived from, and a portion of our long-lived assets will be located in, developing countries.

Conducting operations in developing countries presents significant commercial challenges for our business. A disruption of activities, or loss of use of equipment or installations, at any location in which we have significant assets or operations, could have a material adverse effect on our financial condition and results of operations. Accordingly, we are subject to risks that ordinarily would not be expected to exist to the same extent in the United States, Canada, Australia or Western Europe. Some of these risks include:

➢	civil uprisings, terrorism, riots and war, which can make it impractical to continue operations, adversely affect both budgets and schedules and expose us to losses;

➢	repatriating foreign currency received in excess of local currency requirements and converting it into dollars or other fungible currency;

➢	exchange rate fluctuations, which can reduce the purchasing power of local currencies and cause our costs to exceed our budget, reducing our operating margin in the affected country;

➢	expropriation of assets, by either a recognized or unrecognized foreign government, which can disrupt our business activities and create delays and corresponding losses;

➢	availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy, which limit the importation of skilled craftsmen or specialized equipment in areas where local resources are insufficient;

➢	governmental instability, which can cause investment in capital projects by our potential customers to be withdrawn or delayed, reducing or eliminating the viability of some markets for our services;

➢	decrees, laws, regulations, interpretations and court decisions under legal systems, which are not always fully developed and which may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs as well as delays which may result in real or opportunity costs; and

➢	restrictive governmental registration and licensing requirements, which can limit the pursuit of certain business activities.

Our operations in developing countries may be adversely affected in the event any governmental agencies in these countries interpret laws, regulations or court decisions in a manner which might be considered inconsistent or inequitable in the United States, Canada, Australia or Western Europe. We may be subject to unanticipated taxes, including income taxes, excise duties, import taxes, export taxes,

Risk factors

sales taxes or other governmental assessments which could have a material adverse effect on our results of operations for any quarter or year.

These risks may result in a material adverse effect on our results of operations.

We may be adversely affected by a concentration of business in a particular country.

Due to a limited number of major projects worldwide, we expect to have a substantial portion of our resources dedicated to projects located in a few countries. Therefore, our results of operations are susceptible to adverse events beyond our control that may occur in a particular country in which our business may be concentrated at that time. Economic downturns in such countries could also have an adverse impact on our operations.

Special risks associated with doing business in highly corrupt environments may adversely affect our business.

Our international business operations may include projects in countries where corruption is prevalent. Since the anti-bribery restrictions of the Foreign Corrupt Practices Act (“FCPA”) make it illegal for us to give anything of value to foreign officials in order to obtain or retain any business or other advantage, we may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence.

Our backlog is subject to unexpected adjustments and cancellations and is, therefore, an uncertain indicator of our future earnings.

We cannot guarantee that the revenue projected in our backlog will be realized or profitable. Projects may remain in our backlog for an extended period of time. In addition, project cancellations, terminations, or scope adjustments may occur, from time to time, with respect to contracts reflected in our backlog and could reduce the dollar amount of our backlog and the revenue and profits that we actually earn. Many of our contracts have termination for convenience provisions in them, in some cases without any provision for penalties or lost profits. Therefore, project terminations, suspensions or scope adjustments may occur from time to time with respect to contracts in our backlog. Finally, poor project or contract performance could also impact our backlog and profits.

Our proposed acquisition of InfrastruX would also create new challenges in managing backlog. InfrastruX has historically determined its backlog for anticipated projects based on recurring historical trends, seasonal demand and projected customer needs, but its agreements rarely have minimum volume or spending obligations, and many of its contracts may be terminated by its customers on short notice. For projects on which InfrastruX has commenced work that are cancelled, InfrastruX may be reimbursed for certain costs but typically has no contractual right to the total revenues included in its backlog.

Our failure to recover adequately on claims against project owners for payment could have a material adverse effect on us.

We occasionally bring claims against project owners for additional costs exceeding the contract price or for amounts not included in the original contract price. These types of claims occur due to matters such as owner-caused delays or changes from the initial project scope, which result in additional costs, both direct and indirect. These claims can be the subject of lengthy arbitration or litigation proceedings, and it is often difficult to accurately predict when these claims will be fully resolved. When these types of events occur and unresolved claims are pending, we may invest significant working capital in projects to cover cost overruns pending the resolution of the relevant claims. A failure to promptly recover on these types of claims could have a material adverse impact on our liquidity and financial condition.

Risk factors

Our failure to resolve matters related to a facility construction project termination could have a material adverse impact on us.

On January 13, 2010, TransCanada Pipelines, Ltd. (“TCPL”) notified us that we were in breach of contract and were being terminated for cause immediately on a facility construction contract for seven pump stations in Nebraska and Kansas that was awarded to us in September 2008. At the time of termination, we had completed approximately 91% of our scope of work.

We have disputed the validity of the termination for cause. We have also taken the position that TCPL did not follow the contractual procedure for termination for cause which allows for a 30 day notification period during which time we are supposed to have an opportunity to remedy the alleged default. Subsequently, we agreed in good faith to cooperate with TCPL in an orderly demobilization and handover of the remaining work. As of March 31, 2010, we had outstanding receivables related to this project of $58 million as well as unbilled receivables of $11 million. Additionally, we have incurred the cost for demobilization estimated at $1 million; however, this amount has not been billed pending a resolution of the TCPL termination for cause assertion. While TCPL has disputed all uncollected billed and unbilled amounts, we are unable to estimate a reserve and as such no reserve has been established.

If the termination for cause is ultimately determined to be valid and enforceable, we could be held liable for any damages resulting from the alleged breach of contract, including incremental costs incurred by TCPL to hire a replacement contractor to complete the remainder of the work as compared to the costs we would have incurred to perform the same scope of work. Although we do not believe we are in breach of contract and intend to pursue our contractual and legal remedies, including commencing arbitration and filing liens on the constructed facilities, the resolution of this matter could have a material adverse effect on our financial condition or results of operations. In the meantime, TransCanada has removed us from TransCanada’s bid list until this matter is resolved.

Our business is dependent on a limited number of key clients.

We operate primarily in the oil and gas, refinery, petrochemical and electric power industries, providing services to a limited number of clients. Much of our success depends on developing and maintaining relationships with our major clients and obtaining a share of contracts from these clients. The loss of any of our major clients could have a material adverse effect on our operations. One client is responsible for 20% of our backlog at March 31, 2010.

Because InfrastruX also generates a significant portion of its revenue from a small group of customers, and in particular from its largest customer, Oncor, our business would continue to be exposed to risks associated with high customer concentration if the acquisition is consummated.

Our use of fixed price contracts could adversely affect our operating results.

A significant portion of our and InfrastruX’s revenues are currently generated by fixed price contracts. Under a fixed price contract, we agree on the price that we will receive for the entire project, based upon a defined scope, which includes specific assumptions and project criteria. If our estimates of our own costs to complete the project are below the actual costs that we may incur, our margins will decrease, and we may incur a loss. The revenue, cost and gross profit realized on a fixed price contract will often vary from the estimated amounts because of unforeseen conditions or changes in job conditions and variations in labor and equipment productivity over the term of the contract. If we are unsuccessful in mitigating these risks, we may realize gross profits that are different from those originally estimated and incur reduced profitability or losses on projects. Depending on the size of a project, these variations from estimated contract performance could have a significant effect on our operating results for any quarter or year. In general, turnkey contracts to be performed on a fixed price

Risk factors

basis involve an increased risk of significant variations. This is a result of the long-term nature of these contracts and the inherent difficulties in estimating costs and of the interrelationship of the integrated services to be provided under these contracts, whereby unanticipated costs or delays in performing part of the contract can have compounding effects by increasing costs of performing other parts of the contract.

In addition, InfrastruX also generates substantial revenue under unit price contracts under which it has agreed to perform identified units of work for an agreed price, which have similar associated risks. A “unit” can be as small as the installation of a single bolt or a foot of cable or as large as a transmission tower or foundation. The resulting profitability of a particular unit is primarily dependent upon the labor and equipment hours expended to complete the task that comprises the unit. Failure to accurately estimate the costs of completing a particular project could result in reduced profits or losses.

Percentage-of-completion method of accounting for contract revenue may result in material adjustments that would adversely affect our operating results.

We and InfrastruX recognize contract revenue using the percentage-of-completion method on long-term fixed price contracts. Under this method, estimated contract revenue is accrued based generally on the percentage that costs to date bear to total estimated costs, taking into consideration physical completion. Estimated contract losses are recognized in full when determined. Accordingly, contract revenue and total cost estimates are reviewed and revised periodically as the work progresses and as change orders are approved, and adjustments based upon the percentage-of-completion are reflected in contract revenue in the period when these estimates are revised. These estimates are based on management’s reasonable assumptions and our historical experience, and are only estimates. Variation of actual results from these assumptions or our historical experience could be material. To the extent that these adjustments result in an increase, a reduction or an elimination of previously reported contract revenue, we would recognize a credit or a charge against current earnings, which could be material.

Terrorist attacks and war or risk of war may adversely affect our results of operations, our ability to raise capital or secure insurance, or our future growth.

The continued threat of terrorism and the impact of military and other action will likely lead to continued volatility in prices for crude oil and natural gas and could affect the markets for our operations. In addition, future acts of terrorism could be directed against companies operating both outside and inside the United States. Further, the U.S. government has issued public warnings that indicate that pipelines and other energy assets might be specific targets of terrorist organizations. These developments may subject our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business.

Our operations are subject to a number of operational risks.

Our business operations include pipeline construction, fabrication, pipeline rehabilitation services and construction and turnaround and maintenance services to refiners and petrochemical facilities. These operations involve a high degree of operational risk. Natural disasters, adverse weather conditions, collisions and operator error could cause personal injury or loss of life, severe damage to and destruction of property, equipment and the environment, and suspension of operations. In locations where we perform work with equipment that is owned by others, our continued use of the equipment can be subject to unexpected or arbitrary interruption or termination. The occurrence of any of these events could result in work stoppage, loss of revenue, casualty loss, increased costs and significant liability to third parties.

Risk factors

The insurance protection we maintain may not be sufficient or effective under all circumstances or against all hazards to which we may be subject. An enforceable claim for which we are not fully insured could have a material adverse effect on our financial condition and results of operations. Moreover, we may not be able to maintain adequate insurance in the future at rates that we consider reasonable.

Our goodwill may become impaired.

We have a substantial amount of goodwill following our acquisitions of Integrated Service Company, Midwest Management (1987) Ltd. and Wink Companies, LLC and the amount of our goodwill will increase following the Acquisition. At least annually, we evaluate our goodwill for impairment based on the fair value of each operating unit. This estimated fair value could change if there were future changes in our capital structure, cost of debt, interest rates, capital expenditure levels or ability to perform at levels that were forecasted. These changes could result in an impairment that would require a material non-cash charge to our results of operations. A significant decrease in expected cash flows or changes in market conditions may indicate potential impairment of recorded goodwill. We will continue to monitor the carrying value of our goodwill. Although we did not record an impairment with respect to our Downstream Oil & Gas segment at December 31, 2009, for purposes of that evaluation, our estimated fair value of that segment only exceeded its carrying value by 1.0%.

We may become liable for the obligations of our joint ventures and our subcontractors.

Some of our projects are performed through joint ventures with other parties. In addition to the usual liability of contractors for the completion of contracts and the warranty of our work, where work is performed through a joint venture, we also have potential liability for the work performed by our joint ventures. In these projects, even if we satisfactorily complete our project responsibilities within budget, we may incur additional unforeseen costs due to the failure of our joint ventures to perform or complete work in accordance with contract specifications.

We act as prime contractor on a majority of the construction projects we undertake. In our capacity as prime contractor and when acting as a subcontractor, we perform most of the work on our projects with our own resources and typically subcontract only such specialized activities as hazardous waste removal, nondestructive inspection and catering and security. However, with respect to EPC and other contracts, we may choose to subcontract a substantial portion of the project. InfrastruX has also historically used subcontractors to perform portions of its contracts. In the construction industry, the prime contractor is normally responsible for the performance of the entire contract, including subcontract work. Thus, when acting as a prime contractor, we are subject to the risk associated with the failure of one or more subcontractors to perform as anticipated.

Governmental regulations could adversely affect our business.

Many aspects of our operations are subject to governmental regulations in the countries in which we operate, including those relating to currency conversion and repatriation, taxation of our earnings and earnings of our personnel, the increasing requirement in some countries to make greater use of local employees and suppliers, including, in some jurisdictions, mandates that provide for greater local participation in the ownership and control of certain local business assets. In addition, we depend on the demand for our services from the oil and gas, refinery, petrochemical and power industries, and, therefore, our business is affected by changing taxes, price controls and laws and regulations relating to these industries generally. The adoption of laws and regulations by the countries or the states in which we operate that are intended to curtail exploration and development drilling for oil and gas or the development of electric power generation facilities for economic and other policy reasons, could adversely affect our operations by limiting demand for our services.

Risk factors

Our operations are also subject to the risk of changes in laws and policies which may impose restrictions on our business, including trade restrictions, which could have a material adverse effect on our operations. Other types of governmental regulation which could, if enacted or implemented, adversely affect our operations include:

➢	expropriation or nationalization decrees;

➢	confiscatory tax systems;

➢	primary or secondary boycotts directed at specific countries or companies;

➢	embargoes;

➢	extensive import restrictions or other trade barriers;

➢	mandatory sourcing and local participation rules;

➢	stringent local registration or ownership requirements;

➢	oil, gas or electric power price regulation;

➢	unrealistically high labor rate and fuel price regulation; and

➢	registration and licensing requirements.

Our future operations and earnings may be adversely affected by new legislation, new regulations or changes in, or new interpretations of, existing regulations, and the impact of these changes could be material.

Our strategic plan relies in part on acquisitions to sustain our growth. Acquisitions of other companies present certain risks and uncertainties.

Our strategic plan involves growth through, among other things, the acquisition of other companies. Such growth involves a number of risks, including:

➢	inherent difficulties relating to combining previously separate businesses;

➢	diversion of management’s attention from ongoing day-to-day operations;

➢	the assumption of liabilities of an acquired business, including both foreseen and unforeseen liabilities;

➢	failure to realize anticipated benefits, such as cost savings and revenue enhancements;

➢	potentially substantial transaction costs associated with business combinations;

➢	difficulties relating to assimilating the personnel, services and systems of an acquired business and to integrating marketing, contracting, commercial and other operational disciplines;

➢	difficulties in applying and integrating our system of internal controls to an acquired business; and

➢	failure to retain key or essential employees or customers of, or any government contracts held by, an acquired business.

In addition, we can provide no assurance that we will continue to locate suitable acquisition targets or that we will be able to consummate any such transactions on terms and conditions acceptable to us. Acquisitions may bring us into businesses we have not previously conducted and expose us to additional business risks that are different than those we have traditionally experienced.

Our operations expose us to potential environmental liabilities.

Our U.S. and Canadian operations are subject to numerous environmental protection laws and regulations which are complex and stringent. We regularly perform work in and around sensitive environmental areas, such as rivers, lakes and wetlands. Part of InfrastruX’s business is done in the Southwestern U.S. where there is a greater risk of fines, work stoppages or other sanctions for

Risk factors

disturbing Native American artifacts and archeological sites. Significant fines, penalties and other sanctions may be imposed for non-compliance with environmental laws and regulations, and some environmental laws provide for joint and several strict liabilities for remediation of releases of hazardous substances, rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. In addition to potential liabilities that may be incurred in satisfying these requirements, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. These laws and regulations may expose us to liability arising out of the conduct of operations or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time these acts were performed.

We own and operate several properties in the United States and Canada that have been used for a number of years for the storage and maintenance of equipment and upon which hydrocarbons or other wastes may have been disposed or released. Any release of substances by us or by third parties who previously operated on these properties may be subject to the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Compensation and Recovery Act (“RCRA”), and/or analogous state, provincial or local laws. CERCLA imposes joint and several liabilities, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of hazardous substances into the environment, while RCRA governs the generation, storage, transfer and disposal of hazardous wastes. Under these or similar laws, we could be required to remove or remediate previously disposed wastes and clean up contaminated property. This could have a significant impact on our future results.

Our operations outside of the United States and Canada are oftentimes potentially subject to similar governmental or provincial controls and restrictions relating to the environment.

We are unable to predict how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business segments.

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” may be contributing to warming of the earth’s atmosphere. As a result, there have been a variety of regulatory developments, proposals or requirements and legislative initiatives that have been introduced and/or issued in the United States (as well as other parts of the world) that are focused on restricting the emission of carbon dioxide, methane and other greenhouse gases. Although it is difficult to accurately predict how such legislation or regulations, including those introduced or adopted in the future, would impact our business and operations, it is possible that such laws and regulations could result in greater compliance costs or operating restrictions for us and/or our customers and could adversely affect the demand for some of our services.

Our industry is highly competitive, which could impede our growth.

We operate in a highly competitive environment. A substantial number of the major projects that we pursue are awarded based on bid proposals. We compete for these projects against government-owned or supported companies and other companies that have substantially greater financial and other resources than we do. In some markets, there is competition from national and regional firms against which we may not be able to compete on price. Our growth may be impacted to the extent that we are unable to successfully bid against these companies. The global recession has intensified competition in the industries in which we operate as our competitors in these industries pursue reduced work volumes. Our competitors may have lower overhead cost structures, greater resources or other advantages and, therefore, may be able to provide their services at lower rates than ours or elect to place bids on projects that drive down margins to lower levels than we would accept.

We would also face competition in new arenas if our proposed acquisition of InfrastruX is consummated. For example, in recent years InfrastruX has begun to face increasing competition from

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alternative technologies in its cable restoration business. Its CableCURE® product sales may be adversely affected by technological improvements by one or more of its competitors and/or the expiration of its exclusive intellectual property rights in such technology. If we are unable to keep pace with current or future technological advances in cable restoration after our acquisition of InfrastruX, our business, financial condition and results of operations could suffer.

Our operating results could be adversely affected if our non-U.S. operations became taxable in the United States.

If any income earned before our change of domicile in March 2009 by Willbros Group, Inc. or its non-U.S. subsidiaries from operations outside the United States constituted income effectively connected with a U.S. trade or business, and as a result became taxable in the United States, our consolidated operating results could be materially and adversely affected.

We are dependent upon the services of our executive management.

Our success depends heavily on the continued services of our executive management. Our management team is the nexus of our operational experience and customer relationships. Our ability to manage business risk and satisfy the expectations of our clients, stockholders and other stakeholders is dependent upon the collective experience and relationships of our management team. Our management team will be tested following the Acquisition as we will be absorbing a significant new business, but not significantly expanding the size of our management team. We also may not be able to retain InfrastruX’s operating unit managers, project managers and field supervisors, who are personnel that are critical to the continued growth of InfrastruX’s business. We do not maintain key man life insurance for these individuals. The loss or interruption of services provided by one or more of our senior officers could adversely affect our results of operations.

RISKS RELATED TO THE PLANNED ACQUISITION OF INFRASTRUX

We may not be able to successfully integrate our acquisition of InfrastruX, which could cause our business to suffer.

Our acquisition of InfrastruX is significant. On a pro forma basis for the acquisition of Infrastrux and related transactions, its total assets account for approximately 24% of our total assets as of March 31, 2010. We may not be able to combine successfully the operations, personnel and technology of InfrastruX with our operations if the acquisition is completed. Because of the size and complexity of InfrastruX’s business, if integration is not managed successfully by our management, we may experience interruptions in our business activities, a decrease in the quality of our services, a deterioration in our employee and customer relationships, increased costs of integration and harm to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations. We will be entering new lines of business when we acquire InfrastruX that we do not have experience managing, such as the electrical transmission business. Particularly because we will have to learn how to manage new lines of business, the integration of InfrastruX with our operations will require significant attention from management, which may decrease the time management will have to serve existing customers, attract new customers and develop new services and strategies. We may also experience difficulties in combining corporate cultures, maintaining employee morale and retaining key employees. The integration with InfrastruX may also impose substantial demands on our operations or other projects. We will have to actively strive to demonstrate to our existing customers that the acquisition will not result in adverse changes in our standards or business focus. The integration of InfrastruX will also involve a significant capital commitment, and the return that we achieve on any capital invested may be less than the return achieved on our other projects or investments. There will be challenges in consolidating and rationalizing information technology platforms and administrative infrastructures. In addition, any delays or increased costs of combining the companies could adversely affect our operations, financial results and liquidity.

Risk factors

We may not realize the growth opportunities and cost synergies that are anticipated from our acquisition of InfrastruX.

The benefits we expect to achieve as a result of our acquisition of InfrastruX will depend, in part, on our ability to realize anticipated growth opportunities and cost synergies. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of InfrastruX’s business and operations with our business and operations. Even if we are able to integrate our business with InfrastruX’s business successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies we currently expect from this integration within the anticipated time frame or at all. For example, we may be unable to eliminate duplicative costs. Moreover, we anticipate that we will incur substantial expenses in connection with the integration of our business with InfrastruX’s business. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the proposed acquisition may be offset by costs incurred or delays in integrating the companies, which could cause our revenue assumptions to be inaccurate.

The Acquisition may expose us to unindemnified liabilities.

As a result of the proposed acquisition, we will acquire InfrastruX subject to all of its liabilities, including contingent liabilities. If there are unknown InfrastruX obligations, our business could be materially and adversely affected. We may learn additional information about InfrastruX’s business that adversely affects us, such as unknown liabilities, issues that could affect our ability to comply with the Sarbanes-Oxley Act or issues that could affect our ability to comply with other applicable laws. As a result, we cannot assure you that the proposed acquisition of InfrastruX will be successful or will not, in fact, harm our business. Among other things, if InfrastruX’s liabilities are greater than expected, or if there are material obligations of which we do not become aware until after the time of completion of the acquisition, our business could be materially and adversely affected. If we become responsible for liabilities not covered by indemnification rights or substantially in excess of amounts covered through any indemnification rights, we could suffer severe consequences that would substantially reduce our revenues, earnings and cash flows. Further, given the amount of indebtedness that we intend to incur to fund the acquisition, we may not be able to obtain additional financing required for any significant expenditures on favorable terms or at all.

Our historical and pro forma combined financial information may not be representative of our results as a combined company.

The pro forma combined financial information included in this Current Report on Form 8-K is constructed from the separate financial statements of Willbros Group, Inc. and InfrastruX and does not purport to be indicative of the financial information that will result from operations of the combined companies. In addition, the pro forma combined financial information presented in this Current Report on Form 8-K is based in part on certain assumptions regarding the acquisition that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the historical and pro forma combined financial information included in this Current Report on Form 8-K does not purport to be indicative of what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future. The challenge of integrating previously independent businesses makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

Risk factors

Federal and state legislative and regulatory developments that InfrastruX believes should encourage electric power transmission and natural gas pipeline infrastructure spending may fail to result in increased demand for its services.

In recent years, federal and state legislation has been passed and resulting regulations have been adopted that could significantly increase spending on electric power transmission and natural gas pipeline infrastructure, including the Energy Act of 2005, the American Recovery and Reinvestment Act of 2009 (“ARRA”) and state Renewable Portfolio Standard (“RPS”) programs. However, much fiscal, regulatory and other uncertainty remains as to the impact this legislation and regulation will ultimately have on the demand for InfrastruX’s services. For instance, regulations implementing provisions of the Energy Act of 2005 that may affect demand for InfrastruX’s services remain, in some cases, subject to review in various federal courts. In one such case, decided in February 2009, a federal court of appeals vacated FERC’s interpretation of the scope of its backstop transmission line siting authority for electric power transmission projects. Accordingly, the effect of these regulations, once finally implemented, is uncertain and may not result in increased spending on the electric power transmission infrastructure. Continued uncertainty regarding the implementation of the Energy Act of 2005 and ARRA may result in slower growth in demand for InfrastruX’s services.

Renewable energy initiatives, including Texas’ CREZ plan, other RPS initiatives and ARRA, may not lead to increased demand for InfrastruX’s services. While 29 states and Washington D.C. have mandatory RPS programs that require certain percentages of power to be generated from renewable sources, the RPS programs adopted in many states became law during periods of substantially higher oil and natural gas prices. As a result, or for budgetary or other reasons, states may reduce those mandates or make them optional or extend deadlines, which could reduce, delay or eliminate renewable energy development in the affected states. In addition, states may limit, delay or otherwise alter existing RPS programs in anticipation of a potential federal renewable energy standard. Furthermore, renewable energy is generally more expensive to produce and may require additional power generation sources as backup. Funding for RPS programs may not be available or may be further constrained as a result of the significant declines in government budgets and subsidies and in the availability of credit to finance the significant capital expenditures necessary to build renewable generation capacity. These factors could lead to fewer projects resulting from RPS programs than anticipated or a delay in the timing of these projects and the related infrastructure, which would negatively affect the demand for InfrastruX’s services. Moreover, even if the RPS programs are fully developed and funded, we cannot be certain that we will be awarded any resulting contracts. In addition, we cannot predict when programs under ARRA will be implemented or the timing and scope of any investments to be made under these programs, particularly in light of capital constraints on potential developers of these projects. Infrastructure projects such as those envisioned by CREZ and RPS initiatives are also subject to delays or cancellation due to local factors such as siting disputes, protests and litigation. Before InfrastruX will receive revenues from infrastructure buildouts associated with any of these projects, substantial advance preparations are required such as engineering, procurement, and acquisition and clearance of rights-of-way, all of which are beyond InfrastruX’s control. Investments for renewable energy and electric power infrastructure under ARRA may not occur, may be less than anticipated or may be delayed, may be concentrated in locations where InfrastruX does not have significant capabilities, and any resulting contracts may not be awarded to InfrastruX, any of which could negatively impact demand for InfrastruX’s services.

In addition, the increase in long-term demand for natural gas that InfrastruX believes will benefit from anticipated U.S. greenhouse gas regulations, such as a cap-and-trade program or carbon taxes, may be delayed or may not occur. For example, InfrastruX cannot predict whether or in what form the cap-and-trade provisions and renewable energy standards in the bill recently passed by the U.S. House of Representatives, or cap and trade provisions in a similar bill recently introduced in the Senate, will become law. It is difficult to accurately predict the timing and scope of any potential greenhouse gas

Risk factors

regulations that may ultimately be adopted or the extent to which demand for natural gas will increase as a result of any such regulations.

InfrastruX’s storm restoration revenues are highly volatile and unpredictable, which could result in substantial variations in, and uncertainties regarding, our results of operations generated by the InfrastruX business if the proposed acquisition is consummated.

Revenues derived from InfrastruX’s storm restoration services are highly volatile and uncertain due to the unpredictable nature of weather-related events. InfrastruX’s annual storm restoration revenues have been as high as $67.0 million in 2008 when InfrastruX experienced the largest storm restoration revenues in its history as several significant hurricanes impacted the Gulf Coast and Florida and ice storms affected the Northeast, but storm restoration revenues were substantially lower in 2009. Therefore, InfrastruX’s storm restoration revenues for 2008 are not indicative of the revenues that InfrastruX typically generates in any period or can be expected to generate in any future period. InfrastruX’s revenues and net income will likely continue to be subject to significant variations and uncertainties due to the volatility of InfrastruX’s storm restoration volume. InfrastruX may not be able to generate incremental revenues from storm activities to the extent that InfrastruX does not receive permission from its regular customers (including Oncor) to divert resources to the restoration work for customers with which InfrastruX does not have ongoing MSA relationships, sometimes referred to in this prospectus as “off-system” work. In addition, InfrastruX’s storm restoration revenues are offset in part by declines in its transmission and distribution (“T&D”) services because InfrastruX staffs storm restoration mobilizations by diverting resources from its T&D services.

Seasonal variations and inclement weather may cause fluctuations in our operating results, profitability, cash flow and working capital needs related to the InfrastruX business.

We have not historically considered seasonality a significant risk, but because a significant portion of InfrastruX’s business is performed outdoors, its results of operations are exposed to seasonal variations and inclement weather. InfrastruX performs less work in the winter months, and work is hindered during other inclement weather events. InfrastruX’s revenue and profitability often decreases during the winter months and during severe weather conditions because work performed during these periods is more costly to complete. During periods of peak electric power demand in the summer, utilities generally are unable to remove their electric power T&D equipment from service, decreasing the demand for InfrastruX’s maintenance services during such periods. The seasonality of InfrastruX’s business also causes its working capital needs to fluctuate. Because InfrastruX’s operating cash flow is usually lower during and immediately following the winter months, InfrastruX typically experiences a need to finance a portion of its working capital during the spring and summer.

InfrastruX depends on its ability to protect its intellectual property and proprietary rights in its cable restoration and testing businesses, and we cannot be certain of their confidentiality and protection.

InfrastruX’s success in the cable restoration and testing markets depends in part on its ability to protect its proprietary products and services. If we are unable to protect InfrastruX’s proprietary products and services after the proposed acquisition is consummated, the InfrastruX cable restoration and testing business may be adversely affected. To protect its proprietary technology, InfrastruX relies primarily on trade secrets and confidentiality restrictions in contracts with employees, customers and other third parties. InfrastruX also has a license to the patents Dow Corning Corporation holds from the U.S. Patent and Trademark Office relating to its CableCURE® product, but the underlying patents and license expire in August 2010. In addition, InfrastruX holds a number of U.S. and international patents, most of which relate to certain materials used in treating cables with CableCURE®. InfrastruX also holds the patent and trademark to CableWISE®. If we fail to protect InfrastruX’s intellectual property

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rights adequately after the consummation of the acquisition, and upon expiration of those rights, our competitors may gain access to that technology, and InfrastruX’s cable restoration business may be harmed. Any of InfrastruX’s intellectual property rights may be challenged by others or invalidated through administrative processes or litigation proceedings. Despite our efforts to protect InfrastruX’s proprietary technology, unauthorized persons may be able to copy, reverse engineer or otherwise use some of its proprietary technology. Furthermore, existing laws may afford only limited protection, and the laws of certain countries in which we operate do not protect proprietary technology as well as established law in the U.S. For these reasons, we may have difficulty protecting InfrastruX’s proprietary technology against unauthorized copying or use or maintaining our market share with respect to our proprietary technology offerings. In addition, litigation may be necessary to protect InfrastruX’s proprietary technology. This type of litigation is often costly and time consuming, with no assurance of success.

InfrastruX contributes to multi-employer plans that could result in liabilities to us if those plans are terminated or InfrastruX withdraws from those plans.

InfrastruX contributes to several multi-employer pension plans for employees covered by collective bargaining agreements. These plans are not administered by InfrastruX, and contributions are determined in accordance with provisions of negotiated labor contracts. The Employee Retirement Income Security Act of 1974 (“ERISA”), as amended by the Multi-employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon employers who are contributors to a multi-employer plan in the event of the employer’s withdrawal from, or upon termination of, such plan. InfrastruX does not routinely review information on the net assets and actuarial present value of the multi-employer pension plans’ unfunded vested benefits allocable to it, if any, and InfrastruX is not presently aware of the amounts, if any, for which it may be contingently liable if it were to withdraw from any of these plans. In addition, if the funding of any of these multi-employer plans becomes in “critical status” under the Pension Protection Act of 2006, InfrastruX could be required to make significant additional contributions to those plans.